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                                                                    EXHIBIT 10.3


               [FIRST FIDELITY CAPITAL MARKETS, INC. LETTERHEAD]


July 23, 2002


Mr. Steve Khoshabe-EVP
United Financial Mortgage Corporation
600 Enterprise Drive-Suite 206
Oak Brook, Illinois 60523

Dear Steve,

It has been a pleasure working with you, Joe and your senior management team and concluding the opportunity with Michael Lee. We have also discussed the various services First Fidelity Capital Markets, Inc. (First Fidelity) can continue to provide to United Financial Mortgage Corporation ("Client"). You have related to us your interest in continuing to assess opportunities to acquire a mortgage banking company(s) or group(s) to leverage off the infrastructure you have built and increase the net income, earnings per share, and shareholder value of United Financial Mortgage. In follow-up, this letter will confirm our discussions concerning First Fidelity providing you with a non-exclusive Buyers Representation Program targeted toward assisting you in achieving your objectives.

I.      SERVICES-First Fidelity will provide the following services:

        PHASE I - IDENTIFICATION OF TARGET MORTGAGE COMPANIES
First Fidelity will continue to refine with Client the ideal characteristics which Client seeks in an acquisition candidate, including but not limited to profitability, size, location, potential and structure.

        PHASE II - IMPLEMENTATION OF MARKETING PROGRAM
First Fidelity will seek to identify acquisition candidates which meet Clients' specifications through their extensive knowledge of mortgage banking companies or groups that may be available. First Fidelity will compile all relevant and available information on each acquisition candidate including information on historic operating volumes, profits, and the potential to improve operating performance through a strategic alliance with Client.

        PHASE III - EXECUTION OF AGREEMENT
If Client wishes to proceed towards the execution of a written Agreement, First Fidelity will advise Client on the terms and structure most likely to produce Clients' objectives while meeting the needs of both parties. First Fidelity will help manage the acquisition process until the transaction gets closed.




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July 23, 2002


   II.  COMPENSATION-For performing these services, First Fidelity will be paid:

   A. A Performance Fee in the amount of ten percent (10%) of the pre-tax net income generated from the branch offices developed and managed by the mortgage banker which was presented to Client by First Fidelity, or such other percentage of profit sharing as may be agreed to in writing by Client and First Fidelity. Client further agrees that any final Agreement to acquire or joint venture with any acquisition candidate introduced by First Fidelity shall identify First Fidelity as the broker in the contemplated transaction, and that First Fidelity shall be compensated regarding such an Agreement as set forth above.

   B. Reimbursement for out of pocket expenses directly related to accomplishing the services outlined in I-III above. Any expense over $250 must be pre approved by Client.

   III. MISCELLANEOUS

Client agrees that First Fidelity has functioned as an advisor in this transaction and, therefore, has no liability or obligation to Client for any act, failure to act, statement omissions, fraud or breaching by any acquisition candidate. Except as specifically agreed to by Client and First Fidelity, all work will be performed by First Fidelity at its offices in Boca Raton, Florida.

Any dispute related to this Agreement, or to the breach of this Agreement between First Fidelity and Client shall be settled in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration proceeding, including the rendering of an award, shall take place in Florida and shall be administered by the AAA. The decision of the arbitrators shall be final and binding on the parties hereto and any judgment rendered by such arbitrators may be enforced by a court of competent jurisdiction.

Attached hereto, beginning with the Michael Lee Employment Letter, are the transactions that have been consummated in accordance with this agreement, which First Fidelity is entitled to be compensated on as set forth herein.

Please feel free to call me if you have any questions or comments regarding any of the above. We have a long history of success in accomplishing the objectives of our Clients.


Sincerely,

/s/ Elliot R. Jacobs
Elliot R. Jacobs - Director

ACCEPTED BY:

/s/ Steve Khoshabe                                       August 12, 2002
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Steve Khoshabe-EVP and CFO                               Date